Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FIRST QUARTER 2019 RESULTS

Houston, Texas
May 7, 2019
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net loss attributable to the Company of $5.9 million, or $0.28 per diluted share, for its first quarter ended March 31, 2019 (“current quarter”) on operating revenues of $51.3 million compared to a net loss attributable to the Company of $5.8 million, or $0.27 per diluted share, for the quarter ended December 31, 2018 (“preceding quarter”) on operating revenues of $52.0 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $4.5 million in the current quarter compared to $4.6 million in the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $4.6 million in the current quarter compared to $6.3 million in the preceding quarter. Net losses on asset dispositions were $0.1 million in the current quarter compared to $0.7 million in the preceding quarter. There were no special items in the current quarter. Special items in the preceding quarter consisted of a $1.0 million non-cash impairment charge related to the Company’s last remaining H225 heavy helicopter.
On April 24, 2019, the Company published a letter to Era shareholders from Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. Please visit the following website link to access a copy of that shareholder letter: https://ir.erahelicopters.com/.

Sequential Quarter Results
Operating revenues in the current quarter were $0.7 million lower compared to the preceding quarter primarily due to lower utilization of medium and single engine helicopters in U.S. oil and gas operations, partially offset by higher dry-leasing revenues due to the commencement of new lease contracts.
Operating expenses were $0.3 million lower in the current quarter primarily due to decreased personnel and fuel costs, partially offset by higher repairs and maintenance expenses.
Administrative and general expenses were $0.5 million lower in the current quarter primarily due to decreased compensation expenses and the recognition of a tax credit in the current quarter.
Equity earnings were $1.6 million lower in the current quarter primarily due to losses from the Dart Holding Company Limited (“Dart”) joint venture. This decrease in equity earnings drove the sequential quarter decrease in Adjusted EBITDA.

Calendar Quarter Results
Operating revenues in the current quarter were $6.0 million lower compared to the quarter ended March 31, 2018 (“prior year quarter”) primarily due to lower utilization of light and medium helicopters in oil and gas operations and the conclusion of a search and rescue contract. These decreases were partially offset by higher utilization of heavy helicopters in oil and gas operations and the commencement of new dry-leasing contracts.
Operating expenses were $1.0 million lower in the current quarter primarily due to lower personnel costs and the absence of certain other operating expenses recognized in the prior year quarter. These decreases were partially offset by higher repairs and maintenance expenses primarily due to the recognition of power -by-the-hour (“PBH”) credits resulting from the removal of helicopters from PBH programs following their sale in the prior year quarter.
Administrative and general expenses were $3.2 million lower in the current quarter primarily due to the absence of professional services fees related to litigation that has now been settled.
Depreciation expense was $0.9 million lower in the current quarter primarily due to assets that became fully depreciated subsequent to the prior year quarter.
Interest income was $0.6 million higher in the current quarter primarily due to interest earned on sales-type leases.
Interest expense was $1.1 million lower in the current quarter primarily due to lower debt balances and the write-off of deferred debt issuance costs related to the amendment of the Company’s Amended and Restated Senior Secured Revolving Credit Facility in the prior year quarter.
Income tax benefit was $0.9 million higher in the current quarter primarily due to a higher pre-tax loss.
Equity earnings were $1.4 million lower in the current quarter primarily due to losses from the Dart joint venture.
Net loss attributable to the Company was $5.9 million in the current quarter compared to $1.2 million in the prior year quarter. EBITDA was $8.2 million lower in the current quarter compared to the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $7.3 million lower in the current quarter. Net losses on asset dispositions were $0.1 million in the current quarter compared to net gains of $4.4 million in the prior year quarter. There were no special items in the current quarter. Special items in the prior year quarter consisted of $3.9 million of non-routine professional services fees related to litigation that has now been settled and a $0.2 million gain of the extinguishment of debt in Brazil.
Liquidity
As of March 31, 2019, the Company had $49.6 million in cash balances and $124.3 million of remaining availability under its Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) for total liquidity of $173.9 million. On April 1, 2019, the Company completed the sale of its 50% equity interest in Dart. Era received total cash proceeds of $38 million related to the sale of Dart, and the Company’s pro forma total liquidity was approximately $210 million. As of March 31, 2019, the Company’s senior secured leverage ratio, as defined in the Facility, was 0.4x compared to the covenant requirement of not more than 3.25x, and the Company’s interest coverage ratio was 2.9x compared to the covenant requirement of not less than 1.75x.
Capital Commitments
The Company had unfunded capital commitments of $80.1 million as of March 31, 2019. The Company may terminate all of its commitments without further liability other than aggregate liquidated damages of $2.1 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2020. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2020 and 2021.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 8, 2019, to review the results for the first quarter ended March 31, 2019. The conference call can be accessed as follows:
All callers will need to reference the access code 5525520.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (323) 794-2423
Outside the U.S.: Operator Assisted International Dial-In Number: (866) 575-6539
Replay
A telephone replay will be available through May 22, 2019 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through May 22, 2019. The accompanying investor presentation will be available on May 8, 2019 on Era’s website at www.erahelicopters.com.
For additional information concerning Era, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at https://ir.erahelicopters.com/.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the United States (“U.S.”) In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Colombia, India, Mexico, Spain, and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the the Company’s actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on U.S. government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism, trade policies and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; the Company’s reliance on information technology and potential harm from cyber-security incidents; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings, significant increases in costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2018, and in Era Group's current reporting on Form 8-K (if any).

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Total revenues	$51,293	$52,016	$54,610	$57,728	$57,322
Costs and expenses:
Operating	36,696	37,018	36,513	40,332	37,660
Administrative and general	8,875	9,412	8,837	14,806	12,071
Depreciation and amortization	9,450	9,530	9,541	10,116	10,354
Total costs and expenses	55,021	55,960	54,891	65,254	60,085
Gains (losses) on asset dispositions, net	(124)	(694)	(148)	(1,997)	4,414
Litigation settlement proceeds	—	—	42,000	—	—
Loss on impairment	—	(991)	—	—	—
Operating (loss) income	(3,852)	(5,629)	41,571	(9,523)	1,651
Other income (expense):
Interest income	752	818	732	346	146
Interest expense	(3,461)	(3,485)	(3,549)	(3,521)	(4,576)
Foreign currency gains (losses), net	(126)	77	(94)	(1,075)	74
Gain on debt extinguishment	—	—	—	—	175
Other, net	(11)	33	15	14	(8)
Total other income (expense)	(2,846)	(2,557)	(2,896)	(4,236)	(4,189)
Income (loss) before income taxes and equity earnings	(6,698)	(8,186)	38,675	(13,759)	(2,538)
Income tax expense (benefit)	(1,588)	(1,609)	7,861	(2,574)	(738)
Income (loss) before equity earnings	(5,110)	(6,577)	30,814	(11,185)	(1,800)
Equity earnings (losses), net of tax	(975)	629	465	669	443
Net income (loss)	(6,085)	(5,948)	31,279	(10,516)	(1,357)
Net loss (income) attributable to noncontrolling interest in subsidiary	142	154	10	137	163
Net income (loss) attributable to Era Group Inc.	$(5,943)	$(5,794)	$31,289	$(10,379)	$(1,194)

Basic earnings (loss) per common share	$(0.28)	$(0.27)	$1.44	$(0.49)	$(0.06)
Diluted earnings (loss) per common share	$(0.28)	$(0.27)	$1.44	$(0.49)	$(0.06)

Weighted average common shares outstanding, basic	21,323,312	21,251,638	21,215,576	21,199,280	21,003,777
Weighted average common shares outstanding, diluted	21,323,312	21,251,638	21,239,189	21,199,280	21,003,777

EBITDA	$4,486	$4,640	$51,498	$201	$12,689
Adjusted EBITDA	$4,486	$5,631	$9,678	$7,347	$16,370
Adjusted EBITDA excluding gains (losses)	$4,610	$6,325	$9,826	$9,344	$11,956

ERA GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Oil and gas:(1)
U.S.	$32,466	$33,876	$35,473	$37,771	$36,536
International	13,616	13,357	13,665	14,160	15,617
Total oil and gas	46,082	47,233	49,138	51,931	52,153
Dry-leasing	3,463	2,938	2,716	3,256	2,572
Emergency Response	1,748	1,845	2,756	2,541	2,597
	$51,293	$52,016	$54,610	$57,728	$57,322

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Oil and gas:(1)
U.S.	5,101	5,235	6,132	6,991	5,705
International	2,224	2,410	2,288	2,185	2,296
Total oil and gas	7,325	7,645	8,420	9,176	8,001
Emergency Response	76	90	108	95	100
	7,401	7,735	8,528	9,271	8,101
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services, such as firefighting.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$49,612	$50,753	$47,631	$15,057	$16,553
Receivables:
Trade, net of allowance for doubtful accounts	37,178	37,109	39,488	39,286	38,700
Tax receivables	2,843	3,187	3,117	3,206	3,466
Other	7,204	2,343	2,701	1,451	4,168
Inventories, net	20,893	20,673	20,157	20,864	20,830
Prepaid expenses	2,233	1,807	2,367	2,548	2,804
Total current assets	119,963	115,872	115,461	82,412	86,521
Property and equipment	918,252	917,161	927,477	923,249	949,064
Accumulated depreciation	(327,444)	(317,967)	(314,736)	(305,745)	(297,341)
Net property and equipment	590,808	599,194	612,741	617,504	651,723
Operating lease right-of-use	8,460	—	—	—	—
Equity investments and advances	24,427	27,112	26,600	30,982	30,445
Intangible assets	1,102	1,107	1,111	1,115	1,118
Other assets	21,081	21,578	18,421	18,680	4,798
Total assets	$765,841	$764,863	$774,334	$750,693	$774,605

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,643	$13,161	$10,438	$17,246	$11,084
Accrued wages and benefits	5,524	9,267	8,605	7,516	6,530
Accrued interest	3,376	569	3,404	545	3,485
Accrued income taxes	2,874	973	2,993	40	46
Current portion of long-term debt	1,938	2,058	2,158	2,257	2,296
Accrued other taxes	1,414	1,268	2,396	1,965	1,856
Accrued contingencies	656	630	1,014	946	892
Other current liabilities	3,092	878	1,033	3,224	3,166
Total current liabilities	31,517	28,804	32,041	33,739	29,355
Long-term debt	159,961	160,217	160,476	172,787	188,470
Deferred income taxes	104,824	108,357	108,138	103,303	105,865
Operating lease liabilities	6,773	—	—	—	—
Deferred gains and other liabilities	721	747	1,753	1,350	1,596
Total liabilities	303,796	298,125	302,408	311,179	325,286

Redeemable noncontrolling interest	3,160	3,302	3,456	3,466	3,603
Equity:
Era Group Inc. stockholders’ equity:
Common stock	224	219	219	219	219
Additional paid-in capital	448,690	447,298	447,013	445,885	445,174
Retained earnings	12,342	18,285	24,079	(7,210)	3,169
Treasury shares, at cost	(2,481)	(2,476)	(2,951)	(2,951)	(2,951)
Accumulated other comprehensive income, net of tax	110	110	110	105	105
Total equity	458,885	463,436	468,470	436,048	445,716
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$765,841	$764,863	$774,334	$750,693	$774,605

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Net loss (income)	$(6,085)	$(5,948)	$31,279	$(10,516)	$(1,357)
Depreciation and amortization	9,450	9,530	9,541	10,116	10,354
Interest income	(752)	(818)	(732)	(346)	(146)
Interest expense	3,461	3,485	3,549	3,521	4,576
Income tax expense (benefit)	(1,588)	(1,609)	7,861	(2,574)	(738)
EBITDA	$4,486	$4,640	$51,498	$201	$12,689
Special items (1)	—	991	(41,820)	7,146	3,681
Adjusted EBITDA	$4,486	$5,631	$9,678	$7,347	$16,370
Losses (gains) on asset dispositions, net (“Gains”)	124	694	148	1,997	(4,414)
Adjusted EBITDA excluding gains	$4,610	$6,325	$9,826	$9,344	$11,956
____________________

(1)	Special items include the following:

•	In the three months ended December 31, 2018, a non-cash impairment charge of $1.0 million related to the impairment of the Company’s last remaining H225 helicopter;

•	Non-routine litigation expenses related to the H225 helicopters of $0.2 million, $7.1 million and $3.9 million, in Q3 2018, Q2 2018, and Q1 2018, respectively;

•	In the three months ended September 30, 2018, $42.0 million in litigation settlement proceeds; and

•	In the three months ended March 31, 2018, a $0.2 million gain on the extinguishment of debt related to a previously settled tax dispute in Brazil.

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated differently under the Facility than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNT (1) (unaudited)

	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Heavy:
S92	4	4	4	4	4
H225	1	1	2	2	9
AW189	4	4	4	4	4
	9	9	10	10	17

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	5	5	5	5	6
	46	46	46	46	47

Light—twin engine:
A109	7	7	7	7	7
EC135	13	13	15	15	15
BK117	—	—	—	2	2
BO105	3	3	3	3	3
	23	23	25	27	27

Light—single engine:
A119	13	13	13	13	13
AS350	17	17	17	17	17
	30	30	30	30	30
Total Helicopters	108	108	111	113	121
____________________

(1)	Includes all owned, joint ventured and leased-in helicopters.